UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 3, 2009

Black Raven Energy, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-120129	20-0563497
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1125 Seventeenth Street, Suite 2300, Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

(303) 308-1330

(Registrant’s telephone number, including area code)

PRB Energy, Inc.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

In connection with the previously disclosed Agreement Regarding New Equity Raise Under the Plan dated April 13, 2009 by and between Black Raven Energy, Inc. (the “Company”) and West Coast Opportunity Fund (“WCOF”):

•                  On July 9, 2009, the Company entered into a Securities Purchase Agreement with WCOF relating to the sale of 500,000 shares of common stock to WCOF for an aggregate purchase price of $1 million.

•                  On August 27, 2009, the Company entered into a Securities Purchase Agreement with WCOF for the sale of 250,000 shares of common stock to WCOF for an aggregate purchase price of $500,000.

•                  On September 16, 2009, the Company entered into a Securities Purchase Agreement with WCOF for the sale of 750,000 shares of common stock to WCOF for an aggregate purchase price of $1.5 million.

The common stock was issued pursuant to Regulation D under the Securities Act of 1933, as amended. The Securities Purchase Agreements contain customary representations and warranties by the Company.

Item 3.02               Unregistered Sales of Equity Securities.

The disclosure in Item 1.01 is incorporated herein by reference into this Item 3.02.

Item 4.01               Changes in Registrant’s Certifying Accountant.

On August 28, 2009, Hein & Associates LLP (“Hein”) was terminated as the Company’s independent public accounting firm. Hein audited the Company’s financial statements for the year ended December 31, 2006. Hein has not conducted any work for the Company since the filing of the Company’s Form 10-Q for the three months ended September 30, 2007.

The report by Hein on the financial statements of the Company for the year ended December 31, 2006 did not contain an adverse opinion or a disclaimer of opinion or a qualification or modification as to uncertainty, audit scope or accounting principles. During the Company’s two most recent fiscal years there were no disagreements between the Company and Hein on any matter of accounting principles, or practices, financial statement disclosure or auditing scope or procedure. During the two most recently completed fiscal years and any subsequent interim period, there were no “reportable events” of the nature described in Item 304(a)(1)(v), paragraphs (A) through (D), of Regulation S-K. The Company’s Board approved the decision to change accountants.

On August 28, 2009, the audit committee of the Board approved a change in the Company’s independent registered public accounting firm. The audit committee approved Deloitte & Touche LLP (“Deloitte”) to serve as the Company’s independent registered public accounting firm and engaged Deloitte on October 26, 2009.  Deloitte will initially audit the Company’s financial statements for the years ended December 31, 2007 and 2008.   During the two most recent fiscal years and the subsequent interim periods prior to the engagement of Deloitte, the Company did not consult with Deloitte with regard to:

(i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements; or

(ii) any matter that was either the subject of a disagreement (as defined in paragraph 304(a)(i)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Item 5.02                                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Equity Compensation Plan

On June 3, 2009, the Board adopted the Company’s Equity Compensation Plan (the “Equity Compensation Plan”) under which the Company  may grant nonqualified stock options, stock appreciation rights, stock awards or other equity-based awards to certain of our employees, consultants, advisors and non-employee directors.  The Equity Compensation Plan reserves 3,791,666 shares of common stock for issuance of awards.  The Board also adopted forms of option and restricted stock award agreements for awards made under the Equity Compensation Plan.

Appointment of Dan Frederickson to the Board

On July 8, 2009, the Board appointed Dan Frederickson as a member of the Board. Mr. Frederickson will serve as the chairman of the compensation committee and a member of the audit committee.  Mr. Frederickson was formerly the President of Kinko’s Inc. where he was instrumental in the growth of the company.  He is active in real estate ventures and serves on two Boards, Culligan Water Co. Inc., Chicago, IL and Cydcor, Inc., Thousand Oaks, CA.

Appointment of Thomas E. Riley as Chairman and Chief Executive Officer of the Company

On July 8, 2009, the Board appointed Thomas E. Riley as Chief Executive Officer and as Chairman of the Board.  Concurrently, William F. Hayworth resigned as Chief Executive Officer but retained the position as President and will remain a member of the Board.

Mr. Riley, age 56,  served as  President of Petroleum Development Corporation,  an oil and natural gas exploration, development, production and marketing company, from December 2004 to March 2008.  Previously, Mr. Riley served as Executive Vice President of Production, Natural Gas Marketing and Business Development of Petroleum Development Corporation from November 2003 to December 2004.  Prior thereto, Mr. Riley served as Vice President Gas Marketing and Acquisitions of Petroleum Development Corporation from April 1996 to November 2003.  Prior to joining Petroleum Development Corporation, Mr. Riley was president of Riley Natural Gas Company, a natural gas marketing company, which Petroleum Development Corporation acquired in April 1996, and has held engineering or management positions with Pittsburgh National Bank, Consolidated Natural Gas Company and Berea Oil & Gas Corporation. Mr. Riley currently serves on the Board of the Independent Oil and Gas Association of West Virginia.

Item 9.01                                             Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit 16.1            Letter from Hein & Associates LLP regarding its concurrence or disagreement with the statements made by the Company in this Current Report

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BLACK RAVEN ENERGY, INC.

Date: November 2, 2009

	By:	/s/ William F. Hayworth
William F. Hayworth
President

Exhibit Index

Exhibit No.	Description

16.1	Letter from Hein & Associates LLP regarding its concurrence or disagreement with the statements made by the Company in this Current Report